List of Subsidiaries of HealthEquity, Inc.

HEQ INSURANCE SERVICES, INC., a Utah corporation

HEALTHEQUITY ADVISORS, LLC, a Utah limited liability company

HEALTHEQUITY TRUST COMPANY, a Wyoming corporation

HEALTHEQUITY RETIREMENT SERVICES, LLC, a Delaware limited liability company